Senesco Provides SNS01-T Update on Phase 1b/2a Multiple Myeloma Trial

BRIDGEWATER, N.J. (June 4th, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE MKT: SNT) reported today on the progress of its Phase 1b/2a study for the treatment of multiple myeloma, which is the subject of a poster presented today at the 2012 Annual Meeting of the American Society of Clinical Oncology.

To date five patients have been enrolled into the study. So far one patient has completed the 6 week dosing schedule. This patient’s disease was considered stable, no disease progression, based on key disease markers including monoclonal protein when evaluated at the end of weeks 3 and 6. Two patients were withdrawn from the study due to disease progression, and two patients are currently being treated. No disease limiting toxicities have been recorded to date.

“We are encouraged that there is an indication that SNS01-T is performing as designed even at this low dose,” stated Harlan Waksal, M.D., Chairman of Senesco. “At this dose level we had expected to evaluate only safety. So seeing an indication of activity, even in a single patient, is a bonus.”

In the study, patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of patients receives 0.0125 mg/kg by intravenous infusion. At the end of 6 weeks of dosing, safety data for the group will be reviewed before the subsequent group receives a higher dosage. The escalated doses administered to the second to fourth groups will be 0.05, 0.2 and 0.375 mg/kg, respectively.

“We are pleased that the SNS01-T study is progressing well. Provided there are no more withdrawals we expect to complete the first dosing group during the last week of June,” stated Leslie J. Browne, Ph.D., President and Chief Executive Officer of Senesco. “Although we experienced an initial delay in patient enrollment, we believe that the rate of recruitment into the study is back on plan.”

The study is an open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma patients. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, and the Mary Babb Randolph Cancer Center in Morgantown, WV. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the Company’s ability to recruit and enroll patients in its clinical trial; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods 212-732-4300
rwoods@ceocast.com